Exhibit 99.A

SCHEDULE I

Directors and Executive Officers of Geely Automobile Holdings Limited

The names of the directors and the names and titles of the executive officers of Geely Automobile Holdings Limited and their principal occupations are set forth below. The business address of the directors and executive officers is Room 2301, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wan Chai, Hong Kong.

Name	Position	Present Principal Occupation	Citizenship	Shares Beneficially owned in the Issuer
Directors:
Li Shu Fu	Executive Director and Chairman of the Board	Management	Chinese	1
Li Dong Hui, Daniel	Executive Director and Vice Chairman of the Board	Management	Chinese	0
Gui Sheng Yue	Executive Director and Chief Executive Officer	Management	Chinese	0
Gan Jia Yue	Executive Director	Management	Chinese	0
Mao Jian Ming, Moosa	Executive Director	Management	Chinese	0
Gao Jie	Independent Non-executive Director	CFO of Lightspeed China Partners	Chinese	0
Yu Li Ping, Jennifer	Independent Non-executive Director	Chairwoman and founding partner of Auster Capital Partners Limited	Chinese	0
Zhu Han Song	Independent Non-executive Director	Chairman of Seekers Capital (Jiangyin) Co., Ltd.	Chinese	0
Tseng Chin I	Independent Non-executive Director	Host and Producer of “Financial Journal” at Phoenix Television	Chinese	0
Executive Officers:
Gui Sheng Yue	Executive Director and Chief Executive Officer	Management	Chinese	0

SCHEDULE II

Directors and Executive Officers of Luckview Group Limited

The names of the directors and the names and titles of the executive officers of Luckview Group Limited and their principal occupations are set forth below. The business address of the directors and executive officers is Room 2301, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wan Chai, Hong Kong.

Name	Position	Present Principal Occupation	Citizenship	Shares Beneficially owned in the Issuer
Directors:
Li Shu Fu	Director	Director	Chinese	1
Gui Sheng Yue	Director	Director	Chinese	0